                                                                   EXHIBIT 10.15





                       EXCLUSIVE PATENT LICENSE AGREEMENT











                               NUTRACEUTIX, INC.

                                      AND

                         ARCHER-DANIELS-MIDLAND COMPANY

                               TABLE OF CONTENTS

PREAMBLE

1.   Definitions

2.   Grant of License

3.   Consideration

4.   Infringement

5.   Limited Warranty and Indemnification

6.   Term and Termination

7.   Reasonable efforts

8.   Packaging, Labels and Promotional Items

9.   Protection of Proprietary Rights

10.  Assignment

11.  Disputes; Arbitration

12.  Governing Law

13.  Force Majeure

14.  Notices

15.  Miscellaneous

                       EXCLUSIVE PATENT LICENSE AGREEMENT

     THIS AGREEMENT ("Agreement") made as of the 8th day of March, 2002 by and between Nutraceutix, Inc., a Delaware corporation (hereinafter referred to as "Nutraceutix") and Archer-Daniels-Midland Company, a Delaware corporation (hereinafter referred to as "ADM").

                                  WITNESSETH:

     WHEREAS, Nutraceutix holds an exclusive license to certain patents and patent applications and is the owner of certain patents and patent applications in the United States and in other countries in the world relating to controlled delivery technology;

     WHEREAS, ADM desires that Nutraceutix grant ADM a license in the Territory (as defined below) to manufacture, use, sell and offer to sell the Licensed Products (as defined below) in the Licensed Field of Use (as defined below) pursuant to the terms and conditions set forth in this Agreement; and

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

For the purposes of this Agreement, unless the context clearly or necessarily requires otherwise, the following terms shall have the meanings set forth below:

1.1 "Parties" shall mean both Nutraceutix and ADM, and the "Party" shall mean either of them.

1.2 "Affiliate" of a Party shall mean any company, corporation, partnership, syndicate or other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party. "Control" shall mean ownership of fifty-one percent (51%) or more of the voting rights or equity in the specified entity.

1.3 "Contract Year" shall mean any of the following occurring during the term hereof: (i) the period that begins on the Effective Date and ends on the following December 31; (ii) any calender year thereafter; or (iii) the period that ends on the date on which this Agreement expires or terminates and that begins on the prior January 1. Provided, however, if this Agreement expires or terminates on January 1, the Contract Year referred to in (ii) above shall be one day in length.

1.4 "Contract Quarter" shall mean any of the following occurring during the term hereof: (i) the period that begins on the Effective Date and ends on the first to occur of the following; March 31, June 30, September 30, or December 31; (ii) any calender quarter thereafter; or (iii) the period that ends on the date on which this Agreement expires or terminates and that begins with the last to occur prior thereto of the preceding January 1, April 1, July 1 or October 1. Provided, however, that if this Agreement expires or terminates on the first day of a calendar quarter, the Contract Quarter referred to in (iii) above shall be one day in length.

1.5 "Effective Date" shall mean the date when this agreement is fully executed by the Parties.

1.6 "Intellectual Property" shall mean all forms of intellectual property existing on or after the date of this Agreement under the laws of any state or country including, but not limited to, patentable inventions, patentable designs, patentable plants, copyrightable works, mask works, novel plan varieties, trademarks, service marks, trade secrets, and trade dress.

1.7 "Inventions" shall mean any discovery, concept, trade secret, art, clinical data, idea or other information, whether or not patentable, that relates to or arises out of the subject matters disclosed in the Licensed Patents, as well as any foreign patents or foreign patent applications corresponding thereto, and any continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions or additions thereof for use in the Licensed Field of Use.

1.8 "Exclusive Licensed Field of Use" shall mean any legal use of the Inventions and/or Licensed Products constituting one of the following nutraceuticals and/or dietary supplements: (i) phytoestrogens, including but not limited to isoflavones; (ii) vitamin C and its derivatives (subject to cancellation pursuant to Section 3.1(b)); and (iii) such other nutraceuticals and dietary supplements that become the subject of this License as a result of ADM exercising its right of refusal set forth in
     Section 2.3.

1.9 "Non-Exclusive Licensed Field of Use" shall mean any legal use of the Inventions and/or Licensed Products constituting one of the following nutraceuticals and/or dietary supplements: (i) glucosamine; and (ii) glucosamine and chondroitin.

1.10 "Licensed Patents" shall mean United States Patent Number 6,090,411 and pending United States Patent Application Number 60/339,887, as well as rights to any foreign patents or foreign patent applications corresponding thereto, any continuations, continuations-in-part, divisionals, reissues, reexaminations, extensions or additions thereof.

1.11 "Licensed Products" shall mean any product or part thereof in the Licensed Field of Use, the manufacture, use, sale, offer for sale, or importation of which is covered by one or more valid claims of the issued, unexpired Licensed Patents. A claim of the issued, unexpired Licensed Patents shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken.

1.12 "Net Sales" shall mean ADM's invoiced sales price billed to third parties for Licensed Products, and received, less (a) credits, allowances, discounts and rebates to, and charge backs from the account of, such customers for spoiled, damaged, out-dated, rejected or returned Licensed Products; (b) (to the extent included in the invoiced sales price) actual freight and insurance costs incurred in transporting such product in final form to such customers; (c) cash, quantity and promotional discounts, to the extent the same reduce the invoiced sales price at issue; and (d) sale, use, value-added and other taxes or governmental charges incurred in connection with the exportation or importation of such Licensed Products in final form.

1.13  "Territory" shall mean worldwide.

ARTICLE 2. GRANT OF LICENSE

2.1   Nutraceutix Licensed Patents.
      For the term of this Agreement and subject to the terms and conditions hereof, Nutraceutix hereby grants to ADM (i) the sole and exclusive right and license, with the right to sublicense, to manufacture, have manufactured on its behalf, use, sell and offer to sell the Licensed Products and the Inventions in the Territory for the Exclusive Licensed Field of Use; and (ii) the non-exclusive right and license, with the right to sublicense, to manufacture, have manufactured on its behalf, use, sell and offer to sell the Licensed Products and the Inventions in the Territory for the Non-exclusive Licensed Field of Use. Nutraceutix shall not grant other licenses under the Licensed Patents in the Territory for the Exclusive Licensed Field of Use. Further, subject to the provisions of
      Section 2.4, Nutraceutix does not retain any rights to manufacture, have manufactured, use, sell, market, offer for sale or import Licensed Products and/or Inventions in the Territory for the Exclusive Licensed Field of Use.

2.2   Improvements.
      Nutraceutix shall promptly disclose to ADM any improvements to the Inventions that are invented, conceived, made, developed, discovered, first reduced to practice or created by Nutraceutix, its employees or agents, during the term of this Agreement and that apply to Licensed Products. ADM shall have the option to license any such improvements and any patents or patent applications therefor, and if ADM so exercises its option then the same shall come under this Agreement and be subject to the terms and provisions hereof. Nutraceutix may file for patent protection for any such improvements as it sees fit at its cost. If Nutraceutix fails to pursue patent protection to the extent desired by ADM, and ADM exercises its option hereunder, then ADM may pursue such patent protection, at its cost, in the name of Nutraceutix after providing Nutraceutix with thirty (30) days advance written notice thereof and Nutraceutix failing to take such action itself during such period of time. Each party shall provide cooperation to the other party to execute any documents necessary to effectuate such patent protection.

2.3   Right of Refusal.

      (a) Notice of Offer. If Nutraceutix makes or receives a bona fide offer ("Offer") to sell, assign, license or otherwise transfer any interest in the Inventions or Licensed Patents outside the Licensed Field of Use but with respect to any nutraceutical or dietary supplement (the "Option Intellectual Property") to a third-party, Nutraceutix shall promptly, but no later than ten (10) days after the Offer is made or received, as the case may be, give written notice thereof to ADM (the "Notice"). Notwithstanding any provision hereof to the contrary, if the Offer is rejected by Nutraceutix, Nutraceutix shall not be required to give the Notice to ADM and ADM shall not have an Option (as hereinafter defined) with respect to the rejected Offer.

      (b) Form of Notice. The Notice, in addition to disclosing the existence of the Offer, shall state: (i) the name, business and residence address of the proposed purchaser or licensee; (ii) the aggregate amount of the proposed consideration, including royalties; and (iii) all other material terms of the Offer, including a detailed description of the subject intellectual property, the products derived from the intellectual property and their applications. If the Offer is written, a copy of the Offer shall accompany the Notice.

      (c) Grant of Option. Nutraceutix hereby grants ADM a right of last refusal and option (the "Option") to either, at ADM's option, (i) consummate the transaction proposed by the Offer upon the terms contained in the Notice; or (ii) elect to have the Option Intellectual Property come under this Agreement and be subject to the terms and provisions hereof. ADM shall have the longer of the thirty-day period beginning on the day ADM receives the Notice and the period, if any, in which the proposed purchaser must consummate the transaction proposed by the Offer (the "Option Period") to make its election. During the Option Period, Nutraceutix shall not enter into any agreement or contract with respect to an Offer with any party other than ADM, unless ADM has notified Nutraceutix in writing that it does not intend to exercise the Option or the Option has been deemed waived.

      (d) Non-Exercise of Option. If, within the Option Period, ADM does not exercise the Option, Nutraceutix shall be free to consummate the proposed transaction with the purchaser or licensee identified in the Notice on the same terms and conditions set forth in the Notice. If any material change is made in the terms of the Offer, the Offer, as changed or amended, shall be deemed a new Offer for the purposes of this Agreement and shall be presented to ADM as set forth above.


2.4   Manufacture of Licensed Products.
      If so requested by ADM in writing, Nutraceutix shall either manufacture for ADM, or arrange to have a subcontractor of Nutraceutix manufacture for ADM, Licensed Products in blend, bulk tablet or finished good form. ADM shall pay Nutraceutix for such Licensed Products an amount equal to Nutraceutix's or its contractor's fully-burdened manufacturing cost therefor plus nine percent (9%). ADM shall coordinate such manufacturing with Nutraceutix in such a way that Nutraceutix's resources are not unduly burdened thereby.

ARTICLE 3. CONSIDERATION

3.1   Reimbursement of Development Costs.

      (a) In consideration of the rights and licenses granted to ADM by Nutraceutix under this Agreement, ADM shall reimburse Nutraceutix for the costs Nutraceutix has incurred in developing and formulating Novasoy(R) isoflavones utilizing the Inventions, in the amount of US$50,000, such amount to be paid upon Nutraceutix presenting support and verification for such costs.

      (b) In further consideration of the rights and licenses granted to ADM by Nutraceutix under this Agreement, ADM may at its option reimburse Nutraceutix for the costs Nutraceutix has incurred in developing and formulating Vitamin C utilizing the Inventions, in the amount of US$150,000, such amount, if paid, to be paid on or before nine (9) months from the Effective Date or Nutraceutix presenting ADM with support and verification for such costs, whichever is later. If ADM fails to remit such amount within such period of time, then the Exclusive Licensed Field of Use shall be deemed to not include Vitamin C.



3.2   Running Royalties.
      In further consideration of the rights and licenses granted to ADM by Nutraceutix under this Agreement, ADM shall further pay Nutraceutix a running royalty ("Running Royalty") in United States dollars for each Contract Quarter equal to ___% of the Net Sales for Licensed Products sold by ADM during such Contract Quarter.

3.3   Payment of Royalties.
      All Running Royalties shall be paid by ADM to Nutraceutix within forty-five (45) days after the close of the Contract Quarter.

3.4   Books and Records.
      ADM shall keep and retain for not less than three (3) years after each Contract Year in question full, complete and accurate books of account and records relating to the manufacture, use and sale or other disposition of the Licensed Products by or for ADM in such detail as will enable Nutraceutix to ascertain what royalties are due under this Agreement. Such books and records shall be consistent with ADM's overall financial statements and in compliance with generally accepted accounting principles and practices in the United States, consistently applied. ADM shall, during business hours and upon reasonable notice, permit an independent accounting firm (retained by Nutraceutix) that has entered into a secrecy agreement reasonably acceptable to the parties access to such books and records for the sole purpose of verifying the royalty accrued as herein provided. The verification will take place at Nutraceutix's expense, unless the verification indicates that additional amounts are owed to Nutraceutix in excess of three percent (3%) of the total amounts due during the period of time verified and in that event ADM shall bear the expense of the verification.

ARTICLE 4. INFRINGEMENT

4.1   Notification.
      In the event that ADM or Nutraceutix has reason to believe that a third party is infringing upon the Licensed Patents, such party shall promptly notify the other party in writing of such alleged infringement.

4.2   Infringement Actions.
      Upon notification of potential infringement pursuant to Section 4.1, ADM shall have the option to enforce the Licensed Patents in the Licensed Field of Use itself or request

     Nutraceutix to enforce the Licensed Patents in the Licenced Field of Use. In the event ADM elects to enforce the Licenced Patents, the reasonable costs of such action shall be borne by ADM. In the event ADM elects to have Nutraceutix enforce the Licenced Patents, ADM shall provide Nutraceutix with written notice thereof, and to the extent deemed reasonably necessary by ADM, Nutraceutix shall commence an infringement action, in which event the reasonable costs of such action shall be borne equally by the Parties. In either event, the benefits of any damages recovered (after each party recovers any share of its costs of such action) shall be divided in a manner that provides Nutraceutix with its Running Royalty and ADM with all remaining amounts. In any such infringement action, the party commencing the action (the "Participating Party") shall keep the other party (the "Non-participating Party") advised of the progress of the litigation and shall provide the Non-participating Party with drafts of the pleadings, discovery, motions, and briefs prior to filing for the Non-participating Party's review and comment. In addition, the Participating Party shall consult with the Non-participating Party with regard to every material decision required to be made during the litigation. The Participating Party shall adopt the Non-participating Party's comments and recommendations during the litigation except to the extent they may materially impact the Participating Party's commercial best interests, as determined by the Participating Party. In any such infringement action or claim brought, the Non-participating Party shall upon the Participating Party's request, cooperate with the Participating Party in all respects, and make available to the Participating Party all relevant information and witnesses who are employees or within the control of the Non-participating Party. To the extent necessary, each Party agrees to be joined as a party in any litigation where it is an indispensable party.

ARTICLE 5. LIMITED WARRANTY AND INDEMNIFICATION

5.1  Limited Warranty.
     Nutraceutix represents and warrants that (a) Nutraceutix possesses the full legal right, authority and power to enter into this Agreement and to grant the licenses to ADM set forth herein; (b) Nutraceutix is not aware of any existing or threatened litigation concerning the Licensed Patents or Inventions; (c) Nutraceutix's rights in the Licensed Patents are genuine and valid; (d) Nutraceutix has not granted any licenses to the Licensed Patents in the Licensed Field of Use; (e) the Licensed Patents are all of Nutraceutix's patents and patent applications, or Nutraceutix is the exclusive licensee or owner of patents and patent applications, relating to the Licensed Products and Inventions; (f) Nutraceutix has no actual knowledge of any material safety concerns with respect to the Licensed Products. NUTRACEUTIX DOES NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER CONCERNING THE LICENSED PRODUCTS, THE INVENTIONS, OR THE LICENSED PATENTS. NUTRACEUTIX HEREBY SPECIFICALLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

5.2   Indemnification by Nutraceutix.
      Nutraceutix shall defend, indemnify and hold harmless ADM and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each an "Indemnitee") from and against any and all claims, damages, losses and expenses (including but not limited to reasonable attorneys' fees) suffered or incurred by, any such Indemnitee arising from, relating to or otherwise in respect of (i) any breach of, or inaccuracy in, any representation or warranty of Nutraceutix contained in
      Section 5.1 hereof; or (ii) the negligence or willful misconduct of Nutraceutix, its directors, officers, employees and agents.

5.3   Indemnification by ADM.
      ADM shall defend, indemnify and hold harmless Nutraceutix and its Affiliates and their respective directors, officers, employees, agents, successors and assigns (each an "Indemnitee") from and against any and all claims, damages, losses and expenses (including but not limited to reasonable attorneys' fees) suffered or incurred by any such Indemnitee arising from, relating to or otherwise in respect of the negligence or willful misconduct of ADM, its directors, officers, employees and agents; or (ii) manufacturing, marketing, sale or use of a Licensed Product, except to the extent attributable to the acts, omissions, breach of contract, negligence or willful misconduct of Nutraceutix, its directors, officers, employees or agents.

5.4   Notification.
      If a claim by a third party is made against an Indemnitee hereunder, and if such Indemnitee intends to seek indemnity with respect thereto under
      Article 5 hereof, such Indemnitee shall promptly notify the indemnifying Party in writing of such claims setting forth such claims in reasonable detail. At its option, the indemnifying Party may undertake, through counsel of its own choice, the settlement or defense thereof, and the Indemnitee shall cooperate with it in connection therewith.

ARTICLE 6. TERM; TERMINATION; RENEGOTIATION

6.1   Term.
      Unless otherwise terminated earlier as provided herein, the term of this Agreement shall commence on the Effective Date of this Agreement and extend for the life of the last to expire of the Licensed Patents.

6.2 Termination. Notwithstanding any other provision herein to the contrary, this Agreement may be terminated as follows:

      (a) By either Party upon written notice to the other Party (i) in the event that the other Party breaches any of the terms of this Agreement and such breach is not remedied within a period of sixty
            (60) days after written notice is given by the non-breaching Party; provided, however that if the breach may not be remedied within such cure period, this Agreement shall not terminate if the Party has diligently commenced efforts to cure the breach as soon as reasonably practicable and diligently pursues such efforts and this Agreement shall terminate if such breach is not remedied within one-hundred twenty (120) days thereafter; or (ii) in the event that the other Party being for more than sixty (60) days the subject of any voluntary or involuntary proceeding relating to bankruptcy, insolvency, liquidation, receivership, composition of or assignment for the benefit of creditors.

      (b) By ADM upon written notice to Nutraceutix on or before six (6) months from the Effective Date.

      In the event ADM at any time ceases manufacturing and/or marketing Licensed Products, ADM shall furnish Nutraceutix such assistance as Nutraceutix may reasonably request to enable Nutraceutix to continue supplying Licensed Products to ADM's former customers of Licensed Products, and to otherwise support such customers' needs with respect to Licensed Products for a period not to exceed six (6) months and at Nutraceutix's expense.

6.3 Renegotiation. At any time on or before six (6) months from the Effective Date, ADM may, upon written notice to Nutraceutix, request the terms of this Agreement be renegotiated, in which case ADM and Nutraceutix shall in good faith attempt to renegotiate the terms of this Agreement in a manner mutually acceptable to the parties. If within thirty (30) days from ADM's notice requesting renegotiation the parties are unable to reach a mutually acceptable resolution, then ADM may terminate this Agreement upon written notice thereof to Nutraceutix.

ARTICLE 7. REASONABLE EFFORTS AND DILIGENCE

7.1   Reasonable Efforts and Diligence

      ADM shall use commercially reasonable efforts and diligence to proceed with the development, manufacture and distribution of the Licensed Products in the Licensed Field of Use ("Reasonable Efforts"). Nutraceutix acknowledges that ADM may promote products similar in function to the Licensed Products, and that while ADM shall use Reasonable Efforts, ultimately ADM's customers and the end consumer will decide which products are preferred. If ADM fails to use Reasonable Efforts with respect to one or more Licensed Products, Nutraceutix shall provide ADM with written notice thereof, indicating in detail (i) the reasons Nutraceutix believes ADM has not used Reasonable Efforts; and (ii) the steps Nutraceutix believes are necessary for ADM to use Reasonable Efforts. Within thirty
      (30) days of receiving Nutraceutix's notice, ADM shall send a written reply to Nutraceutix indicating whether ADM agrees or disagrees. If ADM agrees with Nutraceutix's assessment, ADM at its option shall elect to either (i) take the additional steps Nutraceutix set forth as soon as reasonably possible; or (ii) elect to convert the license granted in
      Section 2.1 to a non-exclusive license with respect to the Licensed Products in issue, in which case ADM has no obligation to take the additional steps set forth by Nutraceutix. If ADM disagrees with Nutraceutix's assessment, ADM shall provide Nutraceutix with detailed reasons therefor and shall propose a meeting time and place to discuss the matter. The parties shall meet to discuss the matter within thirty (30) days of Nutraceutix's receipt of ADM's reply at a mutually agreeable time and place. If the parties fail to reach an agreement at such meeting, the matter shall be treated as a Dispute and handled pursuant to Article 11. If the finding from an arbitration is that

      ADM has not used Reasonable Efforts, ADM shall elect within thirty (30) days of receiving such arbitration award to either (i) take the additional steps Nutraceutix set forth in its original notice as soon as reasonably possible; or (ii) elect to convert the license granted in Section 2.1 to a non-exclusive license with respect to the Licensed Products in issue, in which case ADM has no obligation to take the additional steps set forth by Nutraceutix.

ARTICLE 8. PACKAGING, LABELS AND PROMOTIONAL ITEMS
--------------------------------------------------

      All packaging, labels and promotional items used or associated with the Licensed Products shall be marked prominently with all marks required by the laws and regulations of each country in the Territory in which the same will be marketed, sold or used for marketing of patented items and which are necessary or appropriate to maintain the patent protection of the Licensed Patents or other Intellectual Property rights licensed pursuant to this Agreement. ADM shall obtain Nutraceutix's written approval of all such packaging, labels and promotional items which include any trademark or logo owned by Nutraceutix prior to using the same in commerce, which approval shall not be unreasonably withheld or delayed. Subject to the foregoing, Company shall be solely responsible for all packaging, labels and promotional items for the Licensed Products.

ARTICLE 9. PROTECTION OF PROPRIETARY RIGHTS
-------------------------------------------

      ADM acknowledges that the Licensed Products, the Inventions and the Licensed Patents involve valuable Intellectual Property rights of Nutraceutix and its licensor. Nutraceutix and its licensor reserve all such Intellectual Property. ADM shall not infringe or violate, and shall take appropriate precautions for the protection of, such Intellectual Property. Without limiting the generality of the foregoing, ADM shall not apply for or attempt to obtain any Intellectual Property or other proprietary rights in the Licensed Products, the Inventions, the Licensed Patents, or any other item licensed pursuant to this Agreement. No title to or ownership of the Licensed Products, the Inventions, the Licensed Patents, or any other item licensed pursuant to this Agreement is transferred pursuant to or by virtue of this Agreement or any use by ADM of the Licensed Products, the Inventions, the Licensed Patents, or any other item licensed pursuant to this Agreement.

ARTICLE 10. ASSIGNMENT
----------------------

10.1  Permitted Assignment Only.
      --------------------------
      Neither this Agreement nor the licenses granted herein may be assigned by either of the Parties without the prior written consent of the other Party, except, however, (i) Nutraceutix may assign this Agreement to a third party acquiring the entire business or substantially all of the assets of Nutraceutix provided Nutraceutix also assigns to that party all of its rights to the inventions and Licensed Patents within the Licensed Field of Use and Nutraceutix provides ADM with written notice thereof on or before the effective date of such assignment; (ii) ADM may assign this Agreement and the licenses granted herein to an Affiliate or to a third party acquiring the entire business or substantially all of the assets of ADM to which this Agreement pertains, provided that at the time of the assignment, the assignability of this License Agreement will not adversely affect Nutraceutix's rights under the terms of this agreement including its royalties, and provided ADM provides Nutraceutix with written notice thereof on or before the effective date of such assignment. Any purported assignment or transfer in violation of this provision shall be null and void.

10.2 Successors and Assigns.

     In the event of a permitted assignment, this Agreement shall be binding upon, and inure to the benefit of, all the Parties and their respective successors and legal assigns.


ARTICLE 11.  DISPUTES; ARBITRATION

Any dispute, questions, or differences relating to this Agreement, (collectively "Disagreements") shall be settled, if possible, amicably between the Parties. Any Disagreements, if not settled by the parties within fifteen (15) days from the date the disagreement arises, shall be considered a dispute ("Dispute"), and shall be referred to an executive from each of ADM and Nutraceutix who have authority to settle the Dispute. If any such Dispute which has not been resolved by such executives within thirty (30) days after the date it was first referred to them, ADM and Nutraceutix shall proceed to binding arbitration in accordance with this Article.

(1) The arbitration shall be held in Chicago, Illinois if either Party demands arbitration.

(2) The arbitration shall be conducted by three (3) arbitrators in accordance with the Rules of the American Arbitration Association, except as expressly set forth herein. Each Party shall promptly select an arbitrator, and those two arbitrators shall select the third arbitrator.

(3) The arbitration shall be conducted in English, and all written submissions shall be in English.

(4) The Parties agree that the decision of the arbitrators shall be final and binding on the Parties and judgment upon the award rendered by the arbitrators my be entered in any court having jurisdiction thereof.

(5) The Parties agree that the prevailing party in any arbitration shall be entitled to recover its costs of the arbitration including its reasonable attorneys' fees from the losing party and that such recovery will be part of the arbitration award.

(6) The Parties agree that all discovery and all arbitration hearings associated with a particular Dispute shall be completed within six (6) months from the date the Dispute was first referred to arbitration.

Notwithstanding the foregoing, the provisions of this paragraph shall apply to any Dispute regarding the amount of money payable by one Party to the other. In the case of such a Dispute, the Party desiring to invoke arbitration shall, prior to invoking the arbitration procedure of this Article 11, tender to the other Party a figure which is designated as that Party's offer for agreement ("Offer of Agreement"). The other Party shall, within thirty (30) days thereafter, tender its own Offer of Agreement. Within fifteen (15) days following such second tender of an Offer of Agreement each Party shall tender to the other a figure which is designated as the Party's final offer ("Final Offer"). Each tender of an Offer of Agreement or Final Offer shall be accompanied by supporting documents. If the Parties fail to reach agreement within ten (10) days following tender of the Final Offers, then either Party may invoke the arbitration procedure of this paragraph; provided that in that event (i) the matter at issue shall be submitted for determination to a single arbitrator having demonstrated expertise in establishing the monetary amount at issue, (ii) each Party shall deliver to the arbitrator a copy of that Party's Final Offer and supporting documents, and (iii) the arbitrator shall choose one of the Final Offers as the resolution of the Dispute.

Except for (i) an action to enforce payment of an amount that is not in dispute by either Party, or (ii) an action to seek injunctive relief to prevent or stay a breach of this Agreement, or (ii) any action necessary to enforce the award of the arbitrators, the Parties agree that the provisions of this Article 11 shall be a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute.


ARTICLE 12. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the substantive laws of the state of Illinois, U.S.A., without regard to choice of law principles.


ARTICLE 13. FORCE MAJEURE

In the event of the intervention of a Force Majeure, which term shall include, without limitation, strikes, labor disturbances, lockouts, riots, epidemics, quarantines, wars or conditions of war, actions, inaction or regulations of any government, fires, acts of terrorists, insurrections, embargoes or trade restrictions, or any other reasons beyond a Party's control, the Party affected by the Force Majeure shall use commercially reasonable efforts to comply with the Agreement. In the case that such commercially reasonable efforts fail or are futile, such Party shall not be responsible for delays or a failure to perform under this Agreement caused by a Force Majeure. Provided, however, that any payment obligations of ADM shall not be affected or excused by such Force Majeure.

In the event that either Party shall incur a delay in delivery or performance for a reason permitted by this Article, that Party shall notify the other Party within fifteen (15) days from the date of the actual occurrence of the cause for such delay.


ARTICLE 14. NOTICES

All notices, requests and other communication hereunder shall be in writing and sent by facsimile with confirmation sent by courier requiring acknowledgment of receipt by the respective Parties as follows:

     To Nutraceutix:     Nutraceutix, Inc.
                         8340 154th Ave. N.E.
                         Redmond, WA 98052
                         Attn: David Howard
                         Telephone: 425-883-9518
                         Facsimile: 425-869-1020

     To ADM:             Archer-Daniels-Midland Company
                         4666 Faries Parkway
                         Decatur, Illinois 62526
                         Attn: President, ADM Natural Health & Nutrition
                         Telephone: 217-451-4019
                         Facsimile: 217-362-8166

     With copy to:       Archer-Daniels-Midland Company
                         4666 Faries Parkway
                         Decatur, Illinois 62526
                         Attn: General Counsel
                         Telephone: 217-424-5200
                         Facsimile: 217-451-6196

     Either Party may change the registered address to which such notice should be sent by giving written notice to the other Party.


ARTICLE 15. MISCELLANEOUS

15.1 Integration: Entire Agreement.

     This Agreement contains the entire agreement of the Parties concerning the subject matter hereof and supersedes all prior written and oral agreements, understandings and negotiations, with regard to the subject matter contained herein.

15.2 Amendments.

     This Agreement, including this provision, may not be amended without a written instrument signed by duly authorized representatives of both Parties.

15.3 Severability.

     In the event that any part of this Agreement is adjudicated to be invalid or unenforceable because it contravenes any applicable law or regulation, the parties shall perform this Agreement in accordance with their original intentions as set forth herein, corresponding as closely as possible to the invalid or unenforceable part insofar as it is still valid under such law or regulation and reflects the original intention of the Parties. The validity of the remaining permissible portions of this Agreement shall remain unaffected thereby.

15.4 Waiver/Cumulative Rights.

     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach or any other covenant duty, agreement or condition. All rights and remedies which a Party may have hereunder or by operation of law are cumulative, and the pursuit of one right or remedy shall not be deemed an election to waive or renounce any other right or remedy.

15.5  SURVIVAL.
      ---------
      The provisions of Article 5 shall survive expiration or termination of this Agreement with respect to any action already commenced prior to the expiration or termination of this Agreement. The provisions of Article 11 shall survive expiration or termination of this Agreement indefinitely.

15.6  NO JOINT VENTURE OR PARTNERSHIP RELATIONSHIP.
      ---------------------------------------------
      Nothing contained in or relating to this Agreement is or shall be deemed to constitute a joint venture, partnership or agency relationship between any of the Parties hereto and no Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party.

15.7  ATTORNEYS FEES AND COSTS.
      -------------------------
      The prevailing party in any dispute under this Agreement shall be entitled to recover from other party its reasonable attorney's fees and costs.

15.8  AUTHORIZED EXECUTION.
      ---------------------
      The individuals signing below each represent and warrant that (a) they are authorized to execute this Agreement for and on behalf of the party for whom they are signing, (b) such party shall be bound in all respects hereby, and (c) such execution presents no conflict with any other agreement of such party.

15.9 COUNTERPARTS.
     -------------
      This Agreement may be executed in two or more counterparts, all of which shall constitute one and the same Agreement.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representative as of the day and year above written.

                                 NUTRACEUTIX, INC.

                                      /s/ David G. Howard
                                 By:________________________

                                 Name: President & CEO
                                       ______________________

                                 Title: ____________________

                                 Date:  3-25-2002
                                       _____________________


                                 ARCHER DANIELS MIDLAND COMPANY

                                      /s/ Anthony P. DeLio
                                 By: _________________________________________

                                         Anthony P. DeLio
                                 Name: _______________________________________

                                        President, Natural Health & Nutrition
                                 Title: ______________________________________

                                        3-25-02
                                 Date: ______________________